Exhibit 99.1

www.angieslist.com

Angie's List Announces Appointment of Scott Durchslag as President and Chief Executive Officer

20-Year Consumer Technology Veteran with Proven Record Leading E-commerce and Technology Businesses

INDIANAPOLIS - September 8, 2015 - Angie's List (NASDAQ: ANGI) today announced that Scott Durchslag has been appointed President and Chief Executive Officer and a member of the company’s Board of Directors, effective September 8, 2015.

Mr. Durchslag is a proven executive with more than 20 years of experience leading e-commerce and technology businesses at companies serving both consumers and businesses. He joins Angie’s List having most recently served as President, Global e-Commerce and Marketing at Best Buy. In that role, held until last year, he led the transformation of the company's global e-commerce business and was responsible for a $3 billion P&L. He also had responsibility for developing Best Buy’s retail multichannel experience, the My Best Buy credit card/loyalty program and corporate-wide marketing initiatives. During his tenure, Best Buy accelerated online revenue growth from 11% in the fiscal fourth quarter of 2013 to 26% in the fiscal fourth quarter of 2014 and improved customer satisfaction scores, while moving to a new integrated multichannel platform. He enhanced marketing effectiveness by increasing digital’s share of the marketing mix, better using more digital channels, optimizing organic search and deploying new software and tools.

Prior to joining Best Buy, Mr. Durchslag was President of Expedia Worldwide, a leading global online travel agency where he was responsible for managing the overall strategy, product development, marketing and operations of its 27 sites around the world with a focus on increasing Expedia’s global footprint and driving innovation to gain share. During his tenure, he launched the Expedia 3.0 turnaround strategy that reignited product innovation, including introducing a new platform which has been a significant contributor to the company’s growth. Previously, Mr. Durchslag was Chief Operating Officer at Skype Global S.à r.l., a worldwide provider of software and mobile communications services. Under his leadership as COO, the company introduced new products and services, including Skype for Mac, Skype’s first mobile products and Skype for Business. During his tenure, Mr. Durchslag oversaw substantial growth in registered users, which increased from 217 million at the beginning of 2008 to 474 million by the end of 2009, and revenues doubled from an annualized run rate of $400 million to $800 million.

“Scott is an action oriented executive who understands how to leverage technology platforms to engage consumers and drive profitable growth,” said Angie’s List Chairman John Chuang. “His experience in operations, marketing, product development and engineering makes him particularly well-suited to lead Angie’s List as we work to fortify our position as a leading platform in the $800 billion local services marketplace.”

Mr. Chuang continued, “The company conducted an extensive CEO search and interviewed a number of highly qualified candidates. Scott distinguished himself as our top choice, having the broad range of experience and skills with both consumers and technology that we believe will take the company into its next phase of growth and value creation.”

“I am thrilled to be joining Angie’s List,” Mr. Durchslag said. “The company has set the bar for delivering a great local services experience for consumers and service providers alike. Now it’s time to raise that bar, and I’m confident that we will. Angie’s List benefits from a highly recognized brand, strong value proposition, extensive data and reputation for quality. These differentiators have enabled Angie’s List to grow quickly and establish a sizeable, loyal base of customers and service providers. I am excited by the opportunity to build upon the company’s strong foundation and accelerate its success.”

About Scott Durchslag

Mr. Durchslag has lived and worked across Asia, Europe and the United States. He brings distinct strategic skills as well as a proven track record in operational execution that includes successful turnarounds at Best Buy, Expedia.com and Motorola, as well as scaling high growth companies such as Skype.

Most recently, Mr. Durchslag served as President, Global e-Commerce and Marketing at Best Buy. Prior to joining Best Buy in 2012, Mr. Durchslag served as President of Expedia Worldwide, where he was responsible for managing the overall strategy, product development, marketing and operations of its 27 sites around the world with a focus on increasing its global footprint and driving innovation to gain share. He was the primary architect of the Expedia 3.0 turnaround strategy and began the successful migration to its new platform, growing users, increasing engagement and improving conversion.

In 2008, Mr. Durchslag joined Skype Global S.à r.l., where he served as Chief Operating Officer prior to the company's sale to an investor group in 2009 for $2.75 billion. In that role, he led the company’s operations and oversaw Skype's design, products, marketing, payments and customer care activities and managed Skype's consumer, business and mobile business units as well as its Americas, EMEA and Asia-Pacific regions. During his tenure, Mr. Durchslag oversaw substantial growth in registered users, which increased from 217 million at the beginning of 2008 to 474 million by the end of 2009, and revenues doubled from an annualized run rate of $400 million to $800 million.

Before joining Skype, Mr. Durchslag joined Motorola in 2002 and was on the management team of its mobile devices business. Among his roles, Mr. Durchslag was Corporate Vice-President of Global Product & Experience Invention, where he led product strategy, innovation, intellectual property, product design, user interfaces, consumer experiences (music, video, imaging, productivity and mobile internet), partnerships, product marketing and customer care. At Motorola, he was also part of the team that enabled Motorola's market share to double, launched its then leading RAZR product and created strategic partnerships with other technology leaders, including Google and Microsoft. Earlier, Mr. Durchslag worked at software startups in Silicon Valley, one of which was Grand Central Networks which was later purchased by Google.

A former McKinsey & Company partner, Mr. Durchslag has more than 20 years in the technology industry and has served technology clients in the U.S., Greater China and South Asia. He is one of the youngest partners ever elected at McKinsey, achieving this distinction in only four years.

He graduated Phi Beta Kappa from the University of Chicago and received his MBA from Harvard Business School.

About Angie's List

Angie's List helps facilitate happy transactions between more than three million consumers nationwide and its collection of highly-rated service providers in 720 categories of service, ranging from home improvement to health care. Built on a foundation of authentic reviews of local service, Angie's List connects consumers directly to its online marketplace of services from member-reviewed providers and offers unique tools and support designed to improve the local service experience for both consumers and service professionals.

CONTACT:

Investor Relations
Leslie Arena
317-808-4527
lesliea@angieslist.com

Or

Media
Debra DeCourcy, APR
317-396-9134
debra.decourcy@angieslist.com

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